FOURTH AMENDMENT TO CREDIT AGREEMENT
This FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of November 24, 2021 (this “Amendment”), amends the Credit Agreement, dated as of December 12, 2016, as amended by the First Amendment to Credit Agreement, dated as of September 13, 2018, the Second Amendment to Credit Agreement dated as of May 7, 2020, and the Third Amendment to Credit Agreement dated as of December 4, 2020 (as further amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement” and, as amended hereby, the “Amended Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Amended Credit Agreement), among BLUE BIRD CORPORATION, a Delaware corporation (“Holdings”), BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), SCHOOL BUS HOLDINGS INC., a Delaware corporation, PEACH COUNTY HOLDINGS, INC., a Delaware corporation, and BLUE BIRD GLOBAL CORPORATION, a Delaware corporation, each as Intermediate Parents, the several banks and other financial institutions from time to time party thereto (the “Lenders”), and BANK OF MONTREAL, as an Issuing Bank, the Swingline Lender and the Administrative Agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent”), and Fifth Third Bank and Truist Bank, each as an Issuing Bank.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement, in each case subject to the terms and conditions set forth herein and in the Amended Credit Agreement; and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent are willing to agree to this Amendment on the terms set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

Section 1.    Amendments to Credit Agreement. Effective as of the Fourth Amendment Effective Date (as hereinafter defined), the parties hereby agree to amend the Credit Agreement as follows:
(a)Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order:
“Actual Booked Units” means, as of any date of determination, the cumulative number of Units booked by the Borrower or any Subsidiary Loan Party during the three-fiscal month period ending on the last day of the fiscal month immediately preceding such date.

“Approved Budget” means the budget delivered to the Administrative Agent on or before the Fourth Amendment Effective Date, which shall depict on a fiscal month basis the forecast number of Units booked by the Borrower or any Subsidiary Loan Party on a fiscal monthly basis.

“Availability Cap” means $110,000,000; provided that such amount shall be permanently reduced to $100,000,000 immediately following the initial issuance or incurrence of Junior Capital on or after the Fourth Amendment Effective Date.

“Available Tenor” means, as of any date of determination and with respect to the then‐current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then‐removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.23.

“Benchmark” means, initially, the Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Event or an Early Opt‐in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or the then‐current
NAI-1522289547v19

Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of Section 2.23.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and the Administrative Agent.

“Fourth Amendment Effective Date” means November 24, 2021.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Junior Capital” means, collectively, (a) any Qualified Equity Interests of Holdings issued on or after the Fourth Amendment Effective Date or (b) any Indebtedness of the Borrower that is issued or incurred pursuant to Section 6.01(a)(viii) on or after the Fourth Amendment Effective Date, in each case, solely for cash consideration.

“Material Intellectual Property” means any Intellectual Property, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the date hereof, of any Loan Party or any Restricted Subsidiary (i) that is necessary or material to the operation of the business of Holdings and its Restricted Subsidiaries, taken as a whole, as currently conducted or contemplated to be conducted or (ii) the loss of which would reasonably be expected to have a Material Adverse Effect.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Reference Time (Benchmark)” with respect to any setting of the then‐current Benchmark means (1) if such Benchmark is the Eurodollar Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Rescindable Amount” has the meaning assigned to such term in Section 2.18(d).

“Rollover Units” means, as of the last day of any three-fiscal month period (such period, the “applicable testing period”), a number of Units equal to the excess (if any) of (a) the cumulative number of Units booked by the Borrower or any Subsidiary Loan Party during the period beginning on the later of (x) the first day of the twelve-fiscal month period ending on the last day of the applicable testing period and (y) the first day of the three-fiscal month period ending November 27, 2021, and, in each case, ending on the day immediately preceding the applicable testing period over (b) the cumulative aggregate amount of Units projected for such period in the Approved Budget.

NAI-1522289547v19

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time (Benchmark), the forward‐looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.23 that is not Term SOFR.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Event.

“Unit” means each Type C school bus, Type D school bus or specialty bus manufactured by or on behalf of the Borrower or any Subsidiary Loan Party.

(b)The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by replacing the table in clause (ii) thereof with the following:

Level	Total Net Leverage Ratio	ABR Loans	Eurodollar Loans
I	Less than 2.00x	0.75%	1.75%
II	Greater than or equal to 2.00x and less than 2.50x	1.00%	2.00%
III	Greater than or equal to 2.50x and less than 3.00x	1.25%	2.25%
IV	Greater than or equal to 3.00x and less than 3.25x	1.50%	2.50%
V	Greater than or equal to 3.25x and less than 3.50x	1.75%	2.75%
VI	Greater than or equal to 3.50x and less than 4.50x	2.00%	3.00%
VII	Greater than or equal to 4.50x and less than 5.00x	3.25%	4.25%
VIII	Greater than or equal to 5.00x	4.25%	5.25%

(c)The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby further amended by amending and restating clause (iv) in its entirety as follows:
    (iv)    Notwithstanding the foregoing, at all times during the Limited Availability Period, the Applicable Rate shall be (a) solely to the extent that the aggregate Revolving Exposures exceeds $100,000,000, 5.75% for Eurodollar Loans or 4.75% for ABR Loans, as the case may be, with respect to such excess (which shall be applied on a ratable basis to all then outstanding Revolving Exposures regardless of the Borrowing of any Revolving Loan or the issuance of any Letter of Credit that results in such threshold being exceeded), and (b) with respect to all other Revolving Exposures, the sum of (x) the rate determined by the Administrative Agent in accordance with clauses (ii) and (iii) above, plus (y) 0.50%.
(d)The definition of “Benchmark Replacement” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

NAI-1522289547v19

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then‐current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then‐prevailing market convention for determining a benchmark rate as a replacement for the then‐current Benchmark for U.S. dollar‐denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

(e)The definition of “Benchmark Replacement Adjustment” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time (Benchmark) such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time (Benchmark) such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or

NAI-1522289547v19

determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

(f)The definition of “Benchmark Replacement Conforming Changes” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

(g)The definition of “Benchmark Replacement Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.23(b); or

(4) in the case of an Early Opt‐in Election, the 6th Business Day after the date notice of such Early Opt‐in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the 5th Business Day after the date notice of such Early Opt‐in Election is provided to the Lenders, written notice of objection to such Early Opt‐in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time (Benchmark) in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time (Benchmark) for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then‐current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(h)The definition of “Benchmark Transition Event” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

NAI-1522289547v19

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then‐current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then‐current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

(i)The definition of “Benchmark Transition Start Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.
(j)The definition of “Benchmark Unavailability Period” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then‐current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23 and (y) ending at the time that a Benchmark Replacement has replaced the then‐current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23.

(k)The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by deleting the words “or non-recurring” in clause (i)(E) thereof.
(l)The definition of “Cure Amount” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Cure Amount” means any EBITDA Cure Amount and any Liquidity Cure Amount; provided that for all purposes of this Agreement other than Section 7.02, unless the Required Lenders otherwise agree in writing, the term “Cure Amount” shall also be deemed to include a reference to the Net Proceeds of any issuance or incurrence of any Junior Capital on or after the Fourth Amendment Effective Date, whether or not all or any portion thereof is required to be applied to prepay outstanding Revolving Loans pursuant to Section 2.11 or to exercise a Cure Right pursuant to Section 7.02.
(m)The definition of “Early Opt-in Election” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

NAI-1522289547v19

“Early Opt‐in Election” means, if the then‐current Benchmark is the Eurodollar Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar‐denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR‐based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

(n)The definition of “Financial Performance Covenant” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Financial Performance Covenant” means, collectively, the covenants set forth in Section 6.10(a) and, at all times during the Limited Availability Period, Sections 6.10(b), (c) and (d).

(o)The definition of “Limited Availability Period” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Limited Availability Period” means the period beginning on the Third Amendment Effective Date and continuing through and including the earlier of (i) April 1, 2023, and (ii) the first date on which the Borrower makes a Trigger Election; provided that in the case of this clause (ii), (x) no Default or Event of Default then exists or would exist after giving pro forma effect thereto and (y) the Borrower shall be in pro forma compliance with the Financial Performance Covenant (calculated as if the Trigger Election had already occurred).

(p)The definition of “Projections” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Projections” means (a) the financial projections of Holdings with respect to Holdings and its Restricted Subsidiaries dated as of November 11, 2016, and covering fiscal years 2017 through 2021 and delivered to the Joint Lead Arrangers prior to the Closing Date and (b) the Approved Budget.

(q)The definition of “Relevant Governmental Body” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.

(r)The definition of “Trigger Election” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Trigger Election” means the election by the Borrower, which election shall only be permitted to be made concurrently with the delivery of financial statements pursuant to Section 5.01(a) or (b) for the immediately preceding fiscal period, to terminate the Limited Availability Period by written notice to the Administrative Agent, provided that no such Trigger Election shall occur or be deemed to be effective unless (a) no Default or Event of Default then exists or would result therefrom and (b) the Borrower is in compliance on a pro forma basis with the Financial Performance Covenant (as in effect immediately prior to the effectiveness of the Third Amendment) for the most recently ended Test Period.

(s)The definition of “Unadjusted Benchmark Replacement” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

NAI-1522289547v19

(t)The definition of “Unrestricted Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following language at the end thereof:
Notwithstanding the foregoing, (x) no Subsidiary may be designated as an Unrestricted Subsidiary if, at the time of designation, it directly or indirectly owns or has the exclusive license to use any Material Intellectual Property and (y) if any Unrestricted Subsidiary shall own or shall have the exclusive license to use, whether directly or indirectly, any Material Intellectual Property such Subsidiary shall cease to be an Unrestricted Subsidiary and shall automatically become a Restricted Subsidiary.

(u)Section 1.03 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:
“For the avoidance of doubt, any basket, financial covenant, pricing grid or other test or metric in any Loan Document that is determined by reference to a leverage ratio will be deemed to be at the highest level or exceeded, as the case may be, if the applicable leverage ratio is negative.”

(v)Section 1.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:
SECTION 1.09 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (A) the continuation of, administration of, submission of, calculation of or any other matter related to any Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement or other benchmark replacement or adjustment thereto), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement or other benchmark replacement or adjustment thereto) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (B) the effect, implementation or composition of any Benchmark Replacement Conforming Changes or other conforming changes in connection therewith. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement or other benchmark replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(w)Section 2.11(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)    On each occasion that any Net Proceeds are received by or on behalf of Holdings or any of its Subsidiaries in respect of the issuance or incurrence of any Junior Capital on or after the Fourth Amendment Effective Date, the Borrower shall immediately prepay the outstanding Revolving Loans (with no permanent reduction in the Revolving Commitments) in an amount equal to the lesser of (x) 100% of such Net Proceeds and (y) the aggregate of Revolving Exposures then outstanding.

(x)Section 2.18(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes to any Lender, Issuing Bank or other Secured Party as to which the Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made the corresponding payment to the Administrative Agent; (2) the Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) the Administrative Agent has for

NAI-1522289547v19

any reason otherwise erroneously made such payment; then each of the Secured Parties severally agrees to repay to the Administrative Agent within two Business Days of demand the Rescindable Amount so distributed to such Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(y)Section 2.23 of the Credit Agreement is hereby amended and restated in its entirety as follows:
SECTION 2.23 Effect of Benchmark Transition Event.
(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and, for the avoidance of doubt, any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.23), if a Benchmark Transition Event or an Early Opt‐in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then‐current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the 5th Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b) Term SOFR Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then‐current Benchmark, then the applicable Benchmark Replacement will replace the then‐current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, Term SOFR Event or Early Opt‐in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23.

(e) Removal of Tenor. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark

NAI-1522289547v19

Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non‐representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then‐current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then‐current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

(z)Section 4.02(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
    (c)    In the case of any Borrowing of Revolving Loans or the issuance, amendment or extension of any Letter of Credit, after giving effect to the incurrence of such Revolving Loans or issuance, amendment or extension of such Letter of Credit, as applicable, the aggregate outstanding Revolving Exposures would not exceed (i) during the Limited Availability Period, the lesser of (x) the Availability Cap and (y) the aggregate Revolving Commitments then in effect, and (ii) at any other time, the aggregate Revolving Commitments then in effect.
(aa)Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
    (c)    solely during the Limited Availability Period, (i) with respect to each fiscal month ending after the Third Amendment Effective Date, as soon as available, but in any event no later than the date that is 25 days after the end of each such fiscal month, an unaudited consolidated and consolidating balance sheet and unaudited consolidated statement of operations of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form (x) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (y) the figures for the corresponding period or periods contained in the most recently delivered annual budget, all certified by a Financial Officer as presenting fairly in all material respects, as applicable, the financial condition as of the end of and for such fiscal month and such portion of the fiscal year and results of operations of Holdings and its Restricted Subsidiaries on a consolidated basis, subject to normal quarter-end adjustments, year-end audit adjustments and the absence of footnotes and (ii) with respect to each fiscal month ending after the Fourth Amendment Effective Date, as soon as available, but in any event no later than the date that is 25 days after the end of each such fiscal month, a monthly report provided by the Borrower to the Administrative Agent and (x) showing the Actual Booked Units as of the last day of the immediately preceding three-fiscal month period (broken down on a monthly basis), noting therein all variances, on a monthly and a cumulative basis, from the Approved Budget and the minimum booked Units required for such period set forth in Section 6.10(d), and (y) shall include explanations for all material variances, which report shall be certified by a Responsible Officer of the Borrower and shall be in a form, and shall contain supporting information, satisfactory to the Administrative Agent in its sole discretion;

NAI-1522289547v19

(bb)     Section 5.01(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)    concurrently with the delivery of financial statements under paragraph (a), (b) and (c) above, a certificate executed by a Financial Officer (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing and specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (1) in the case of financial statements delivered under paragraph (a) or (b) above, demonstrating compliance with the applicable Financial Performance Covenants contained in Section 6.10(a) and (b), (2) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdings ending September 30, 2017, of Excess Cash Flow for such fiscal year, (3) in the case of financial statements delivered under paragraph (a) or (b) above, updating schedules required to be updated pursuant to Section 5.03(b) below and (4) in the case of financial statements delivered under paragraph (c) above, of the Liquidity and the Cash Balance itemized for each day during such month, and the Actual Booked Units for the applicable three-month period (and any Rollover Units that were applied to such three-month period pursuant to the last paragraph of Section 6.10(d)), and confirming whether Holdings has been in compliance with Sections 2.11(d), 6.10(c) and 6.10(d) for such month or, if not, describing any non-compliance and the steps, if any, being taken to cure it;
(cc)Section 6.01(a)(viii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(viii)    unsecured subordinated Indebtedness and/or unsecured convertible Indebtedness of the Borrower in an aggregate outstanding principal amount for all such Indebtedness not exceeding $100,000,000 at any time, consisting of notes or loans under credit agreements, indentures or other similar instruments or agreements and any Permitted Refinancing thereof; provided that (A) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence thereof (other than through the cashless conversion or exchange of any such Indebtedness for Qualified Equity Interests or other Junior Capital), (B) such Indebtedness has no mandatory (other than customary provisions relating to asset sales or a change of control, so long as the rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full in cash of the Loan Document Obligations and the termination of the Commitments) or scheduled amortization or payments, repurchases or redemptions of principal prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence thereof (in each case, other than through the cashless conversion or exchange of any such Indebtedness for Qualified Equity Interests or other Junior Capital), (C) immediately after giving effect thereto and the use of the proceeds thereof, no Event of Default shall exist or result therefrom, (D) no Person shall guarantee or otherwise provide credit support for any such Indebtedness other than another Loan Party, (E) such Indebtedness shall have customary terms for transactions of that type as determined by the Administrative Agent in its sole discretion, and shall otherwise contain other terms and conditions (including economic terms) that are satisfactory to the Administrative Agent in its sole discretion and (F) in the case of unsecured subordinated Indebtedness only, (1) the Loan Document Obligations shall have been, and while the Loan Document Obligations remain outstanding, no other Indebtedness is or is permitted to be, designated as “Senior Indebtedness” or its equivalent under any indenture or document governing any such applicable Indebtedness and (2) such Indebtedness and any guarantee or other credit support therefor shall have payment subordination terms and shall be subject to a subordination agreement in form and substance satisfactory to the Administrative Agent in its sole discretion;”

(dd)     Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
    SECTION 6.10    Financial Performance Covenant.

NAI-1522289547v19

(a)    Total Net Leverage Ratio. Holdings will not permit the Total Net Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Maximum Total Net Leverage Ratio
First Amendment Effective Date through the fiscal quarter ending June 29, 2019	4.00:1.00
Fiscal quarter ending September 28, 2019 through the fiscal quarter ending October 3, 2020	3.75:1.00
Fiscal quarter ending January 2, 2021 through the fiscal quarter ending October 2, 2021	Not applicable during the Limited Availability Period (or, if the Borrower has made a Trigger Election, 3.75:1.00)
Fiscal quarter ending January 1, 2022 through the fiscal quarter ending October 1, 2022	Not applicable during the Limited Availability Period (or, if the Borrower has made a Trigger Election, 3.50:1.00)
Fiscal quarter ending December 31, 2022 through the fiscal quarter ending April 1, 2023	4.00:1.00 (or, if the Borrower has made a Trigger Election on or before October 1, 2022, 3.50:1.00)
Fiscal quarter ending July 1, 2023 and thereafter	3.50:1.00

    Notwithstanding the foregoing, with respect to any reference in this Agreement (other than in this Section 6.10, Section 5.01(a) or (c), Section 7.01(d) (solely with respect to Section 6.10), Section 7.02 and Section 8.06) to compliance (on a pro forma basis or otherwise) with this Section 6.10, the Financial Performance Covenant or Total Net Leverage Ratio requirement contained in this Section 6.10 (including, for the avoidance of doubt, any determination of compliance therewith), the Total Net Leverage Ratio required by this Section 6.10 for (x) the fiscal periods ending January 2, 2021, April 3, 2021, July 3, 2021 and October 2, 2021 shall be deemed to be 3.75:1.00 and (y) any fiscal quarter ending on or after January 1, 2022 shall be deemed to be 3.50:1.00, in each case, whether or not the Borrower has made a Trigger Election or the Limited Availability Period has otherwise ended.
(b)    Minimum Consolidated EBITDA. During the Limited Availability Period, Holdings will not permit the Consolidated EBITDA as of the last day of any Test Period ending during any period set forth below to be less than the amount set forth opposite such period (with numbers in parentheses denoting negative amounts):

Period	Minimum Consolidated EBITDA
Fiscal quarter ending January 2, 2021	$24,500,000
Fiscal quarter ending April 3, 2021	$19,300,000
Fiscal quarter ending July 3, 2021	$24,700,000
Fiscal quarter ending October 2, 2021	$27,500,000
Fiscal quarter ending January 1, 2022	$14,500,000
Fiscal quarter ending April 2, 2022	($4,500,000)
Fiscal quarter ending July 2, 2022	($6,800,000)
Fiscal quarter ending October 1, 2022	$20,000,000

NAI-1522289547v19

(c)    Minimum Liquidity. During the Limited Availability Period, Holdings will not permit Liquidity as of the last Friday of any fiscal month ending during a period set forth below (or, if such day is not a Business Day, the immediately preceding Business Day) to be less than the amount set forth opposite such period:

Period	Minimum Liquidity
Fourth Amendment Effective Date through January 1, 2022	$10,000,000
January 2, 2022, through April 2, 2022	$5,000,000
April 3, 2022, through July 2, 2022	$15,000,000
Thereafter	$20,000,000

Notwithstanding anything to the contrary in Section 5.01(d) hereof, any reasonably detailed calculations of such Liquidity shall not be required to be furnished any sooner than the 25th day of the immediately succeeding fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day).
(d)    Minimum Units Booked. During the Limited Availability Period, but only if the Liquidity calculated pursuant to Section 6.10(c) for the most-recently ended fiscal month is less than $50,000,000, Holdings will not permit the Actual Booked Units during any three-fiscal month period set forth below to be less than the number of Units set forth opposite such period. Notwithstanding anything to the contrary in Section 5.01(d) hereof, any reasonably detailed calculations of such Actual Booked Units shall not be required to be furnished any sooner than the 25th day of the immediately succeeding fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day).

Period	Minimum Units Booked
Three month period ending November 27, 2021	1,128
Three month period ending January 1, 2022	776
Three month period ending January 29, 2022	748
Three month period ending February 26, 2022	727
Three month period ending April 2, 2022	763
Three month period ending April 30, 2022	1,111
Three month period ending May 28, 2022	1,525
Three month period ending July 2, 2022	2,053
Three month period ending July 30, 2022	2,072
Three month period ending August 27,2022	2,199
Three month period ending October 1, 2022	2,306

Notwithstanding the foregoing, if the Actual Booked Units during any three-fiscal month period set forth above is less than the minimum number of Units set forth opposite such period, then the Borrower may elect (on no more than two occasions during any twelve-month period) by written notice to the Administrative Agent to carry forward up to 50% of available Rollover Units to such three-fiscal month period, which Rollover Units will deemed to be Actual Booked Units for such three-fiscal month period; provided, however, that the Borrower may not elect to carry forward Rollover Units in two consecutive three-fiscal month periods.

(ee)    A new Section 6.14 of the Credit Agreement is hereby inserted as follows:

NAI-1522289547v19

SECTION 6.14 Material Intellectual Property. Notwithstanding any other provision of this Agreement, neither Holdings nor any of its Restricted Subsidiaries shall be permitted, whether directly or indirectly, to dispose of, make an investment, dividend or distribution of, or otherwise contribute, transfer, sell, lease or license any Material Intellectual Property, in each case, other than (x) transfers of Material Intellectual Property to a Loan Party, (y) transfers of Material Intellectual Property from a non-Guarantor Restricted Subsidiary to another non-Guarantor Restricted Subsidiary or (z) non-exclusive licenses in the ordinary course of business of any such Material Intellectual Property. For purposes of this Section 6.14, a transfer of Material Intellectual Property shall include (x) any disposition of Equity Interests of a Subsidiary that directly or indirectly owns or has the exclusive license to use any such Material Intellectual Property or the taking of any action (including any designation) that results in a Loan Party that directly or indirectly owns or has the exclusive license to use any such Material Intellectual Property becoming an Excluded Subsidiary and (y) the entering into or optional renewal of an exclusive license of any such Material Intellectual Property.

(ff) Section 7.01 of the Credit Agreement is hereby amended by amending and restating clause (d)(ii) in its entirety as follows:
(ii) Section 5.01 or 5.02(a) and, in each case, such failure shall continue unremedied for a period of ten (10) days;

(gg)     Section 7.02(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(c)    Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and the Restricted Subsidiaries fail to comply with the requirements of Section 6.10(c), as of the last Friday of any fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day) (the “Liquidity Date”), at any time prior to the expiration of the third (3rd) Business Day subsequent to the date on which a Compliance Certificate with respect to such fiscal month is required to be delivered in accordance with Section 5.01(d), Holdings shall have the right to issue Qualified Equity Interests (that do not constitute any portion of the EBITDA Cure Amount) for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute through its Restricted Subsidiaries to the Borrower as cash common equity) (collectively, the “Liquidity Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “Liquidity Cure Amount”) pursuant to the exercise by Holdings of such Liquidity Cure Right, the Liquidity shall be recalculated to include such Net Proceeds solely for the purposes of determining compliance with Section 6.10(c) as of the applicable Liquidity Date for such prior fiscal month. If, after giving effect to the foregoing recalculation Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of Section 6.10(c), then Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of such Section 6.10(c) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Section 6.10(c) that had occurred shall be deemed cured for the purposes of this Agreement.

(hh)    A new Section 8.11 of the Credit Agreement is hereby inserted as follows:
SECTION 8.11 Swap Obligation and Cash Management Obligation Arrangements. By virtue of a Lender’s execution of this Agreement or an Assignment and Assumption or an agreement to provide a new Commitment pursuant to Section 2.20, as the case may be, any Affiliate of such Lender with whom Borrower or any Loan Party has entered into an agreement creating Swap Obligations or Cash Management Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guarantees as more fully set forth herein. Without limiting the generality of the foregoing, (i) each such Affiliate shall, for the avoidance of doubt, be deemed to have agreed to the provisions of Section 8.12 and (ii) no such Affiliate shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any

NAI-1522289547v19

Collateral). Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Swap Obligations or Cash Management Obligations unless the Administrative Agent has received written notice of such Swap Obligations or Cash Management Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or such Affiliate.

(ii) A new Section 8.12 of the Credit Agreement is hereby inserted as follows:
SECTION 8.12 Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, Issuing Bank or other Secured Party, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender, each Issuing Bank and each other Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender, Issuing Bank or other Secured Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof) under any Loan Document.

(jj) Section 9.15 of the Credit Agreement is hereby amended by inserting the following language at the end of clause (a) thereof:
Notwithstanding anything set forth above, the release of a Subsidiary Loan Party that becomes a non-Wholly Owned Subsidiary shall only be permitted if (i) at the time such Subsidiary Loan Party becomes an Excluded Subsidiary of such type, no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Disposition or other transaction pursuant to which such Subsidiary Loan Party ceased to be a Wholly-Owned Subsidiary of the Borrower (z) was entered into for a bona fide business purpose and was not undertaken for the purpose of causing such Subsidiary Loan Party to cease to be a Subsidiary Loan Party and (y) was not for less than fair market value as reasonably determined by the Borrower (unless pursuant to a bona fide joint venture with a Person that is not an Affiliate), (iii) after giving pro forma effect to such Disposition or other transaction, less than 50% of the Equity Interests in such Subsidiary Loan Party are directly or indirectly owned by the Borrower and its Affiliates, (iv) after giving pro forma effect to such release and such Disposition or other transaction, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.04 (as if such Person were then newly acquired), in an amount equal to the portion of fair market value of the net assets of such Person attributable to the Borrower’s direct or indirect equity interest therein and such Investment is permitted pursuant to Section 6.04 at such time and (v) the Borrower certifies to the Administrative Agent in writing compliance with preceding clauses (i) through (iv).

(kk)      A new Section 9.20 of the Credit Agreement is hereby inserted as follows:
SECTION 9.20 Certain Amendments. In addition to any requirements set forth in Section 9.02(b), without the consent of each Lender adversely affected thereby, no Loan Document nor any provision hereof or thereof may be waived, amended or modified if such waiver, amendment or modification shall directly or indirectly (w) waive, amend or otherwise modify this Section 9.20, (x) alter the manner in which payments or prepayments of principal, interest or other amounts shall be applied as among the Lenders and their Affiliates (including the waterfall provisions), (y) release all or substantially

NAI-1522289547v19

all of the Collateral from the Liens of the Security Documents or subordinate the Liens on the Collateral granted pursuant to the Loan Documents to secure the Secured Obligations to any other Lien or (z) subordinate the Secured Obligations owed to any Lender or any of its Affiliates to any other indebtedness, except, in the cases of the preceding clauses (y) and (z), to any indebtedness that is expressly permitted by Section 9.15(b) as in effect on the Fourth Amendment Effective Date to rank senior in right of payment or be secured by Liens that are senior in priority to the Liens securing the Secured Obligations.

(ll) Exhibit I-2 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex II attached hereto.
(mm)        Exhibit K to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex III attached hereto.
Section 2.    Conditions to Effectiveness of Amendment. Section 1 of this Amendment shall become effective as of the date (the “Fourth Amendment Effective Date”) on which the following conditions have been satisfied or waived:
(a)    The Administrative Agent (or its counsel) shall have received (i) a duly executed and completed counterpart hereof that bears the signature of the Borrower and each other Loan Party, (ii) a duly executed and completed counterpart hereof that bears the signature of the Administrative Agent and (iii) a duly executed and completed counterpart hereof that bears the signature of each of the Lenders party hereto (comprising the Required Lenders);
(b)    The Administrative Agent shall have received an Acknowledgment and Confirmation in the form of Annex I hereto from an authorized officer of each Loan Party;
(c)    The Administrative Agent shall have received (i) reimbursement of reasonable and documented out of pocket expenses (to the extent invoiced no later than three Business Days prior to the Fourth Amendment Effective Date) in connection with this Amendment and the other transactions contemplated hereby in accordance with Section 9.03 of the Credit Agreement and (ii) on behalf of itself, its Affiliates and each Lender consenting to this Amendment, all fees owed to it, its Affiliates and/or such Lender on or prior to the date hereof;
(d)    The Administrative Agent shall have received at least two (2) Business Days prior to the Fourth Amendment Effective Date all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least five (5) Business Days prior to the Fourth Amendment Effective Date by the Administrative Agent required by regulatory authorities under applicable Anti-Money Laundering Laws, including the USA PATRIOT Act and other “know your customer” rules and regulations; and
(e)    The Administrative Agent shall have received the Approved Budget in form and substance satisfactory to the Administrative Agent and the Required Lenders.
Section 3.    Representations and Warranties. Each Loan Party party hereto represents and warrants to each of the Lenders and the Administrative Agent that as of the Fourth Amendment Effective Date:
(a)    Such Loan Party is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has all corporate or other organizational power and authority to carry on its business and to execute, deliver and perform its obligations under this Amendment and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
(b)    This Amendment has been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Amendment has been duly executed and delivered by each such Loan Party and constitutes, and the Amended Credit Agreement constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency,

NAI-1522289547v19

reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.
(c)    The execution, delivery and performance of this Amendment by such Loan Party, the Loans provided for hereunder and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except (x) such as have been obtained or made and are in full force and effect except filings necessary to perfect Liens created under the Loan Documents or (y) for consents, approvals, registrations, filings or other actions the failure to make or obtain would not reasonably be expected to be adverse in any material respect to the rights of the Administrative Agent or the lenders, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder except (in the case of each of clauses (b)(ii) and (c) to the extent that such violation, individually or in the aggregate, would not as would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or constituting Permitted Encumbrances.
(d)    The representations and warranties of each Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language are true and correct in all respects on and as of the date hereof or on such earlier date, as the case may be.
(e)    As of the date hereof, both immediately before and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
Section 4.    Effect of Amendment.
(a)    Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders and the Administrative Agent under the Credit Agreement or the other Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the other Loan Documents or any other provision of the Credit Agreement or of any other Loan Document, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.
(b)    On and after the Fourth Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Amended Credit Agreement.
(c)    This Amendment and the Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.
Section 5.    General.

NAI-1522289547v19

(a)    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b)    Incorporation by Reference. The parties hereto acknowledge and agree that Sections 9.03, 9.05, 9.09, 9.10, 9.12 and 9.18 of the Credit Agreement are incorporated herein by reference mutatis mutandis.
(c)     Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by email or facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof.
(d)    Entire Agreement. This Amendment, the Amended Credit Agreement and the other Loan Documents embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.
(e)    Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(f)    Waiver of Claims. The Loan Parties hereby acknowledge and agree that, through the date hereof, each of the Administrative Agent, the Issuing Banks and the Lenders has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Loan Parties in connection with the Obligations, the Credit Agreement, the other Loan Documents and the other transactions contemplated hereby, and the Loan Parties hereby waive and release any claims to the contrary with respect to the period through the Fourth Amendment Effective Date. To the maximum extent permitted by law, the Loan Parties hereby release, acquit and forever discharge the Administrative Agent, each Issuing Bank and each of the Lenders, their respective Affiliates, and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former, from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Obligations, the Credit Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.
(g)    Headings. The headings of this Amendment are used for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
[remainder of page intentionally left blank]

NAI-1522289547v19

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

BORROWER:	BLUE BIRD BODY COMPANY
	By:	/s/ Razvan Radulescu
		Name:	Razvan Radulescu
		Title:	Chief Financial Officer

HOLDINGS:	BLUE BIRD CORPORATION
	By:	/s/ Razvan Radulescu
		Name:	Razvan Radulescu
		Title:	Chief Financial Officer

GUARANTORS:	BLUE BIRD GLOBAL CORPORATION
	By:	/s/ Razvan Radulescu
		Name:	Razvan Radulescu
		Title:	Chief Financial Officer

PEACH COUNTY HOLDINGS, INC.
	By:	/s/ Razvan Radulescu
		Name:	Razvan Radulescu
		Title:	Chief Financial Officer

SCHOOL BUS HOLDINGS INC.
	By:	/s/ Razvan Radulescu
		Name:	Razvan Radulescu
		Title:	Chief Financial Officer

[Signature Page to Fourth Amendment]
NAI-1522289547v19

BANK OF MONTREAL, as Administrative Agent, Swingline Lender, Issuing Bank and a Lender
By:	/s/ Charlie Fox
Name: Charlie Fox
Title: Director
[Signature Page to Fourth Amendment]
NAI-1522289547v19

REGIONS BANK, as a Lender

By:	/s/ J. Richard Baker
	Name:	J. Richard Baker
	Title:	Senior Vice President

[Signature Page to Fourth Amendment]
NAI-1522289547v19

FIFTH THIRD BANK, NATIONAL ASSOCIATION as an Issuing Bank and as a Lender

By:	/s/ Cynthia Clark
	Name:	Cynthia Clark
	Title:	Vice President

[Signature Page to Fourth Amendment]
NAI-1522289547v19

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Laura Woodward
	Name:	Laura Woodward
	Title:	Vice President

[Signature Page to Fourth Amendment]
NAI-1522289547v19

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Miles Nerren
	Name:	Miles Nerren
	Title:	Senior Vice President

[Signature Page to Fourth Amendment]
NAI-1522289547v19

SANTANDER BANK, N.A., as a Lender

By:	/s/ Irv Roa
	Name:	Irv Roa
	Title:	Managing Director

[Signature Page to Fourth Amendment]
NAI-1522289547v19

TRUIST BANK, as an Issuing Bank and as a Lender

By:	/s/ Jason Hembree
	Name:	Jason Hembree
	Title:	Vice President

[Signature Page to Fourth Amendment]
NAI-1522289547v19

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert P Harvey
	Name:	Robert P Harvey
	Title:	Senior Director

[Signature Page to Fourth Amendment]
NAI-1522289547v19

SYNOVUS BANK, as a Lender

By:	/s/ Chandra Cockrell
	Name:	Chandra Cockrell
	Title:	Corporate Banker

[Signature Page to Fourth Amendment]
NAI-1522289547v19

CIBC BANK USA, as a Lender

By:	/s/ Timothy P Roberts
	Name:	Timothy P Roberts
	Title:	Managing Director
[Signature Page to Fourth Amendment]

RENASANT BANK, as a Lender

By:	/s/ Alex Falgiano
	Name:	Alex Falgiano
	Title:	Managing Director, Corporate Banking

[Signature Page to Fourth Amendment]

Annex I
ACKNOWLEDGMENT AND CONFIRMATION
Reference is made to (i) the Fourth Amendment to Credit Agreement, dated as of the date hereof (the “Amendment”), which amends the Credit Agreement, dated as of December 12, 2016, as amended by the First Amendment to Credit Agreement, dated as of September 13, 2018, as further amended by the Second Amendment to Credit Agreement, dated as of May 7, 2020, and the Third Amendment to Credit Agreement dated as of December 4, 2020 (as further amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among BLUE BIRD CORPORATION, a Delaware corporation (“Holdings”), BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), SCHOOL BUS HOLDINGS INC., a Delaware corporation, PEACH COUNTY HOLDINGS, INC., a Delaware corporation, BLUE BIRD GLOBAL CORPORATION, Delaware corporation, as Intermediate Parents, the several banks and other financial institutions from time to time party thereunder (the “Lenders”), BANK OF MONTREAL, as an Issuing Bank, the Swingline Lender and the Administrative Agent for the Lenders thereunder (in such capacities, the “Administrative Agent”), and Fifth Third Bank and Truist Bank, each as an Issuing Bank, and (ii) the Collateral Agreement, dated as of December 12, 2016 (as amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Collateral Agreement”), among Holdings, the Borrower and the other Grantors (as defined therein) from time to time party thereto, in favor of the Administrative Agent, for the benefit of the Secured Parties. Capitalized terms used herein but not defined have the meanings assigned to such terms in the below-defined Amended Credit Agreement.
(a)    The Credit Agreement is being amended as set forth in the Amendment (the Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”).
(b)    Each of the undersigned parties hereby assigns, pledges and grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in and/or to the Collateral of such party to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations of such party. Such security interest shall be governed in all respects by all of the terms contained in the Collateral Agreement.
(c)Each of the undersigned hereby agrees, with respect to each Loan Document to which it is a party:
(i)all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis regardless of the effectiveness of the Amendment; and
(ii)all of the Liens and security interests in the Collateral created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, as collateral security for its obligations, liabilities and indebtedness under the Amended Credit Agreement and the Collateral Agreement.
(d)This Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.
(e)THIS ACKNOWLEDGMENT AND CONFIRMATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ACKNOWLEDGMENT AND CONFIRMATION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(f)This Acknowledgment and Confirmation may be executed by one or more of the parties to this Acknowledgment and Confirmation on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Acknowledgment and Confirmation by email or facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof.
NAI-1522289547v19

[remainder of page intentionally left blank]
NAI-1522289547v19

IN WITNESS WHEREOF, each of the undersigned has caused this Acknowledgment and Confirmation to be duly executed and delivered as of the date first written above.

BLUE BIRD CORPORATION

By:	/s/ Paul Yousif
Name: Paul Yousif
Title: Senior Vice President, General Counsel & Corporate Treasurer

BLUE BIRD BODY COMPANY

By:	/s/ Paul Yousif
Name: Paul Yousif
Title: Senior Vice President, General Counsel & Corporate Treasurer

SCHOOL BUS HOLDINGS INC.

By:	/s/ Paul Yousif
Name: Paul Yousif
Title: Senior Vice President, General Counsel & Corporate Treasurer

PEACH COUNTY HOLDINGS, INC.

By:	/s/ Paul Yousif
Name: Paul Yousif
Title: Senior Vice President, General Counsel & Corporate Treasurer

BLUE BIRD GLOBAL CORPORATION

By:	/s/ Paul Yousif
Name: Paul Yousif
Title: Senior Vice President, General Counsel & Corporate Treasurer

NAI-1522289547v19

Annex II
See attached.

NAI-1522289547v19

AMENDED EXHIBIT I-2
Form of Issuance Notice1
Reference is made to that certain Credit Agreement, dated as of December 12, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Blue Bird Corporation (“Holdings”), School Bus Holdings Inc., Peach County Holdings, Inc. and Blue Bird Global Corporation (collectively, the “Intermediate Parents”), Blue Bird Body Company (the “Borrower”), the Lenders party thereto from time to time and Bank of Montreal, in its capacity as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to Section 2.05(b) of the Credit Agreement, the undersigned Borrower desires [a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”)2 in an aggregate face amount of $______________]] [Letter of Credit No. [_____] to be [extended][amended]].

Attached hereto for each such Letter of Credit are the following:

(a)    the stated amount of such Letter of Credit;
(b)    the name and address of the beneficiary;
(c)    the expiration date [and the extended expiration date]3; [and]
(d)    either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit. [and]4

(e)    [the terms of the requested amendment to such Letter of Credit.]

The Borrower hereby certifies that:

(i)    after [issuing][extending][amending] such Letter of Credit requested on the Credit Date, the Applicable Fronting Exposure of the Issuing Bank will not exceed its Revolving Commitment, the aggregate LC Exposure will not exceed the Letter of Credit Sublimit and the aggregate Revolving Exposures will not exceed (x) during the Limited Availability Period, the lesser of (1) the Availability Cap and (2) the aggregate Revolving Commitments currently in effect and (y) at any other time, the aggregate Revolving Commitments then in effect;

(ii)     after [issuing][extending][amending] such Letter of Credit requested on the Credit Date, during the Limited Availability Period, the Cash Balance of the Loan Parties will not exceed $20,000,000;

(iii)     as of the Credit Date, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of such Credit Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language are true and correct in all respects on such Credit Date or on such earlier date, as the case may be; and

1 The Borrower shall deliver the Issuing Notice to the applicable Issuing Bank and the Administrative Agent in accordance with Section 2.05(b) of the Credit Agreement.
2 The Credit Date shall be a Business Day.
3 Expiration date to comply with Section 2.05(d) of the Credit Agreement.
4 If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form.
NAI-1522289547v19

(iv)    as of the Credit Date at the time of and immediately after giving effect to the [issuance][amendment][extension] of such requested Letter of Credit, no Default or Event of Default will have occurred and be continuing.

Date: [__________], 20[__]
BLUE BIRD BODY COMPANY
By:
    Name:
    Title:
NAI-1522289547v19

Annex III

See attached.

NAI-1522289547v19

AMENDED EXHIBIT K
Form of Compliance Certificate
Reference is hereby made to the Credit Agreement dated as of December 12, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Blue Bird Corporation (“Holdings”), School Bus Holdings Inc., Peach County Holdings, Inc. and Blue Bird Global Corporation (collectively, the “Intermediate Parents”), Blue Bird Body Company (the “Borrower”), the Lenders party thereto from time to time and Bank of Montreal, in its capacity as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement. Pursuant to Section 5.01(d) of the Credit Agreement, the undersigned, in his/her capacity as a Financial Officer of the Borrower, certifies as follows:
(a)    [Attached hereto as Annex A is the audited consolidated balance sheet and audited consolidated and consolidating statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of, [__________, __], 20[__], in each case with (x) customary management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year and (y) to the extent prepared, accountants’ letter to management, all reported on by PriceWaterhouse Coopers LLP or other independent public accountants of recognized standing without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the Financial Performance Covenant). These consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.]5
(b)    [Attached hereto as Annex A is the unaudited consolidated and consolidating balance sheet and unaudited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of [__________, __], 20[__] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. These consolidated financial statements present fairly in all material respects, the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated or consolidating basis, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with customary management’s discussion and analysis describing results of operations.]6
(c)    [Attached hereto as Annex A is the unaudited consolidated and consolidating balance sheet and unaudited consolidated statement of operations of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. These consolidated financial statements present fairly in all material respects, the financial condition as of the end of and for such fiscal month and such portion of the fiscal year and results of operations of Holdings and its Restricted
5     To be delivered as soon as available, but in any event no later than the date that is 105 days after the end of each fiscal year of Holdings.
6     To be delivered as soon as available, but in any event no later than the date that is 50 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings.
NAI-1522289547v19

Subsidiaries on a consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes.]7
(d)    [To my knowledge, no Default has occurred and is continuing as of the date hereof.] [A Default has occurred and is continuing. Specified below are details of the Default and any action taken or proposed to be taken with respect thereto.]
_______________________________________________________________________
_______________________________________________________________________]
(e)    The following represent true and accurate calculations, as of [__________, __], 20[__], to be used to determine compliance with the covenants set forth in Section 6.10 of the Credit Agreement for the applicable Test Period:
Total Net Leverage Ratio:8
Consolidated Net Debt =    [            ]
Consolidated EBITDA =    [            ]
Actual Ratio =    [            ] to 1.00
Required Ratio =    [            ] to 1.00
    Supporting detail showing the calculation of the Total Net Leverage Ratio is attached hereto as Schedule 1.
Minimum Consolidated EBITDA:9
Consolidated EBITDA =    [ ]
Required Consolidated EBITDA =    [ ]
    [Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 1.]
[Liquidity and Cash Balance:10
    A computation by a Financial Officer of Holdings containing reasonably detailed calculations of the Liquidity and the Cash Balance, in form and detail reasonably satisfactory to the Administrative Agent, itemized for each Business Day of the applicable fiscal month, is attached hereto as Schedule 2A. Holdings [has] [has not] been in compliance with Sections 2.11(d) and 6.10(c) of the Credit Agreement for such month. Specified below are details of any such non-compliance and any action taken or proposed to be taken with respect thereto or, if not, describing any non-compliance and the steps, if any, being taken to cure it:
_______________________________________________________________________
_______________________________________________________________________]
7 To be delivered as soon as available but in any event no later than the date that is 25 days after the end of each fiscal month during the Limited Availability Period.
8 Required only for any Compliance Certificate delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement.
9 Required only for a Compliance Certificate delivered during the Limited Availability Period for the fiscal periods ending on or before October 1, 2022.
10 Required only for a Compliance Certificate delivered pursuant to Section 5.01(c) of the Credit Agreement during the Limited Availability Period for the fiscal periods ending on or before October 1, 2022.
NAI-1522289547v19

[Minimum Units Booked:11
    A computation by a Financial Officer of Holdings containing reasonably detailed calculations of the Actual Booked Units as of the last day of the immediately preceding three-fiscal month period, in form and detail reasonably satisfactory to the Administrative Agent, broken down on a monthly basis, together with all variances, on a monthly and a cumulative basis, from the Approved Budget and the minimum booked Units required for such period set forth in Section 6.10(d) for such period and, is attached hereto as Schedule 2B (together with any supporting information requested by the Administrative Agent in its sole discretion). Holdings [has] [has not] been in compliance with Section 6.10(d) of the Credit Agreement for such month. Specified below are details of any such non-compliance and any action taken or proposed to be taken with respect thereto or, if not, describing any non-compliance and the steps, if any, being taken to cure it:
_______________________________________________________________________
_______________________________________________________________________]
(f)    [There has been no change to the information provided in the Perfection Certificate since the date of the Perfection Certificate delivered on the Closing Date or, if applicable, the date of the most recent supplement to the Perfection Certificate delivered pursuant to Section 5.03(b) of the Credit Agreement.] [Attached hereto as Schedule 3 is a supplement to the Perfection Certificate updating the information provided in the Perfection Certificate.]12
(g)    [Attached hereto as Schedule 4 is a list of each Restricted Subsidiary of the Borrower that has become a Material Subsidiary during the most recently ended fiscal quarter.] [Attached hereto as Schedule 4 is a list of each Restricted Subsidiary of the Borrower that has ceased to be a Material Subsidiary during the most recently ended fiscal quarter.]13
(h)    [All notices required by Section 5.03 of the Credit Agreement to be given to the Administrative Agent prior to the date of this certificate have been given in compliance with Section 5.03 of the Credit Agreement.]14
(i)    [Attached hereto as Schedule 5 are detailed calculations setting forth the Excess Cash Flow as of [__________, __], 20[__].]15

[Signature Page Follows]

11 Required only for a Compliance Certificate delivered pursuant to Section 5.01(c) of the Credit Agreement during the Limited Availability Period for the fiscal periods ending on or before October 1, 2022.
12 Required only for any Compliance Certificate delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement.
13 Required only for any Compliance Certificate delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement.
14 Required only for any Compliance Certificate delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement.
15 To be included only in annual compliance certificates, beginning with the financial statements for the fiscal year of Holdings ending October 1, 2016.
NAI-1522289547v19

BLUE BIRD BODY COMPANY
By:
    Name:
    Title:
NAI-1522289547v19

ANNEX A
Annual/Quarterly Financials

[See attached.]

NAI-1522289547v19

[ANNEX B]
[Monthly Financials]

[See attached.]

NAI-1522289547v19

NAI-1522289547v19

[SCHEDULE 1]
[Calculation of Total Net Leverage Ratio]

[See attached.]

NAI-1522289547v19

[SCHEDULE 2A]
[Calculation of Liquidity and Cash Balance]

[See attached.]

NAI-1522289547v19

[SCHEDULE 2B]
[Calculation of Actual Booked Units and Variances]

[See attached.]

NAI-1522289547v19

[SCHEDULE 3]

[Supplement to Perfection Certificate]

[See attached.]

NAI-1522289547v19

[SCHEDULE 4]
[Changes to Material Subsidiaries]

NAI-1522289547v19

[SCHEDULE 5]
[Calculation of Excess Cash Flow]

[See attached.]
NAI-1522289547v19